Exhibit 5.1

November 22, 2013

NEWCASTLE INVESTMENT CORP.

1345 Avenue of the Americas

New York, New York 10105

Re:	Current Report on Form 8-K

Ladies and Gentlemen:

We serve as special Maryland counsel to Newcastle Investment Corp., a Maryland corporation (the “Company”), in connection with the Underwriting Agreement, dated November 18, 2013 (the “Underwriting Agreement”), by and among the Company, FIG LLC, a Delaware limited liability company (“FIG”), solely with respect to Sections 1(b), 3(b), 5(f), 5(k)(ii), 10 and 12 of the Underwriting Agreement, and certain officers and directors of the Company named therein (the “Management Purchasers”), and Credit Suisse Securities (USA) LLC and UBS Securities LLC, as Representatives of the several Underwriters named in Schedule A thereto (collectively, the “Underwriters”), relating to (a) the sale and issuance of 50,000,000 shares (the “Underwritten Securities”) of common stock, $0.01 par value per share, of the Company (“Common Stock”), (b) the sale and issuance of 7,500,000 additional shares of Common Stock pursuant to the Underwriters’ option to purchase additional shares of Common Stock (the “Option Securities”), and (c) the sale by the Company directly to the Management Purchasers of an aggregate of 450,952 shares of Common Stock (the “Management Securities” and, collectively with the Underwritten Securities and the Option Securities, the “Securities”). This opinion is being provided at your request in connection with the filing of the Current Report on Form 8-K (the “Form 8-K”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents only (collectively, the “Documents”):

1. The Registration Statement on Form S-3 (File No. 333-182103), relating to the Securities, effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on June 13, 2012 (the “Registration Statement”), in the form in which it was filed with the Commission by the Company;

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2. The prospectus that forms a part of the Registration Statement, dated June 13, 2012, as supplemented by the final prospectus supplement, dated November 18, 2013 (the “Prospectus”), relating to the Securities, in the forms in which they were filed with the Commission by the Company;

3. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland;

4. The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Interim Chief Financial Officer of the Company;

5. Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to (a) the registration, sale and issuance of the Securities; and (b) the creation and delegation of authority to a Pricing Committee of the Board in connection with the sale and issuance of the Securities (the “Pricing Committee”), certified as of the date hereof by the Interim Chief Financial Officer of the Company;

6. Resolutions adopted by the Pricing Committee relating to the sale and issuance of the Securities, certified as of the date hereof by the Interim Chief Financial Officer of the Company;

7. The form of certificate to be used by the Company to represent the Securities, certified as of the date hereof by the Interim Chief Financial Officer of the Company;

8. The Underwriting Agreement, certified as of the date hereof by the Interim Chief Financial Officer of the Company;

9. A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

10. A certificate executed by Jonathan Brown, Interim Chief Financial Officer of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

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3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations (including the Company’s) set forth therein are legal, valid and binding.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5. The Securities will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Capital Stock (as defined in the Charter) contained in Article VII of the Charter.

6. The Company will issue the Securities in accordance with the resolutions of the Board and the Pricing Committee and, prior to the issuance of any shares of Common Stock, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock.

7. The Underwriting Agreement is a valid and legally binding contract that conforms to the description thereof set forth in the Prospectus.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, upon issuance and delivery of the Securities as contemplated by the resolutions of the Board and the Pricing Committee and upon payment therefor, the Securities will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

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This opinion is being furnished to you for submission to the Commission as an exhibit to the Form 8-K.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

FOLEY & LARDNER LLP

/s/ Foley & Lardner LLP